Exhibit 10.1

BIG LOTS EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

August 28, 2014

I.	INTRODUCTION
The Company has established this Plan effective August 28, 2014 (the “Effective Date”), for the benefit of certain key employees of the subsidiaries and Affiliates of the Company. The purpose of this Plan is to allow the Employer to provide severance pay and benefits to certain key employees who are terminated from employment (referred to as “employee” and “you”) without Cause or on account of a Constructive Termination. This document serves as both a Plan document and the summary plan description for this Plan. The legal rights and obligations of any person having an interest in this Plan are determined solely by the provisions of this Plan, as interpreted by the Plan Administrator.
All Executives that meet the eligibility requirements set forth below are eligible for benefits under this Plan. Nothing in this Plan will be construed to give you the right to continue in the employment of the Employer. This Plan is unfunded, has no trustee, and is administered by the Plan Administrator. This Plan is intended to be (A) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, 29 U.S.C. §1002(2), (B) a “separation pay plan” under section 409A of the Code, in accordance with the regulations issued thereunder, and (C) exempt from the substantive provisions of ERISA as an unfunded plan maintained for the purposes of providing benefits for “a select group of management or highly compensated employees” under Sections 201(2), 301(a)(3), and 401(a)(1), of ERISA, 29 U.S.C. §§1059(2), 1081(a)(3), and 1101(a)(1), and will be maintained, interpreted, and administered accordingly.
Except as expressly set forth below, this Plan supersedes all prior severance pay plans, policies, agreements and practices, whether formal or informal, written or unwritten, of the Employer. Notwithstanding anything to the contrary, this Plan does not supersede the CIC Agreements, which will remain in full force and effect and will provide severance benefits pursuant to their terms; provided, that an individual who receives severance benefits under a CIC Agreement will not be eligible for any pay or benefits under this Plan. This Plan will continue until terminated as provided herein.

II.	DEFINITIONS
For purposes of this Plan:

A.“Acknowledgement & Agreement” means an agreement provided by the Employer in which you acknowledge your participation in this Plan and agree to be bound by the terms and conditions of this Plan, including, but not limited to, the Restrictive Covenants.
B.“Affiliate” means any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.
C.“Cause” means your: (1) failure to comply with the policies and procedures of the Employer which the Employer reasonably determines has had or is likely to have a material adverse effect on the Employer; (2) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Employer, monetarily or otherwise; (3) violation of laws or regulations governing the Employer or violation of the code of ethics of the Employer; (4) breach of any fiduciary duty owed to the Employer; (5) misrepresentation or dishonesty which the Employer reasonably determines has had or is likely to have a material adverse effect on the Employer; (6) material breach of any provision of this Plan or any other contract between you and the Employer; (7) involvement in any act of moral turpitude that in the reasonable opinion of the Employer has a materially injurious effect on the Employer, monetarily or otherwise; or (8) breach of the terms of any non-solicitation or confidentiality clauses contained in an employment or other agreement with a former employer.
D.“Change in Control” means any one or more of the following events: (1) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto) becomes the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (2) a majority of the members of the board of directors of the Company then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the board of directors of the Company at any date consists of persons not so nominated and approved; or (3) the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company. Provided, however, the other provisions of this paragraph notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury common shares of the Company representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation. Provided further, if a Change in Control constitutes a payment event with respect to any plan, arrangement or award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.
E.“CIC Agreements” means any Executive Severance Agreement or Senior Executive Severance Agreement between the Employer and an individual employee, which provides severance benefits in connection with a change in control (as such term is defined in the CIC Agreement).
F.“Code” means the Internal Revenue Code of 1986, as amended (the “Code”).
G.“Company” means Big Lots, Inc.
H.“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

I.“Constructive Termination” means the occurrence of one or more of the following: (1) any material adverse change or material diminution of your authority, duties, responsibilities or reporting relationship; (2) a material change in the geographic location at which you are employed with the Employer (which, for purposes of this Plan, means relocation of the offices of the Employer at which you are principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation); or (3) a reduction in your base salary by more than 3% or a reduction in your target bonus opportunity by more than 10% (unless such target bonus reduction is due to a proportionate reduction in target bonus to all Executives); provided, that, you shall notify the Employer in writing at least 45 days in advance of any election to terminate your employment on the basis of a Constructive Termination, specifying the nature of the alleged adverse change or diminution, and the Employer shall have a period of 10 business days after the receipt of such notice to cure such alleged adverse change or diminution before you shall be entitled to exercise any such rights and remedies.
J.“Disability” means that, for more than six consecutive months, you are unable, with reasonable accommodation, to perform your employment duties on a full-time basis due to a physical or mental disability or infirmity.
K.“Employer” means the Company and its subsidiaries and Affiliates; provided, however, you understand and agree that you shall have no employer-employee relationship with Big Lots, Inc. or with any of its subsidiaries and Affiliates for whom you do not actually work as an employee.
L.“Employment Agreements” means the Employment Agreement in effect as of the Effective Date, as may be amended, by and among (1) the Company’s Chief Executive Officer, the Company and Big Lots, Stores, Inc. and (2) the Company’s Chief Operating Officer, the Company and Big Lots Stores, Inc.
M.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
N.“Executive” is any employee of the Employer who: (1) has the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President or Director; (2) except for the Employment Agreements, is not a party to an employment agreement with the Employer; and (3) executes an Acknowledgement & Agreement; provided, however, any other employee of the Employer may, at the sole and absolute discretion of the Employer, be deemed an Executive participating in this Plan upon the specific designation by the Employer’s Chief Executive Officer or senior human resources officer, provided the Employer and employee execute an Acknowledgement & Agreement.
O.“Group” means the Employer and any predecessor, successor or other related companies.
P.“Group Business” means (1) the operation of discount or off-price retail stores and (2) other lines of business any member of the Group is operating on the date your employment with the Employer terminates.

Q.“Pay” means your annualized base salary rate in effect on your termination date and prior to any reduction that constitutes Constructive Termination (excluding all extra pay such as bonuses, overtime pay, commissions, or other allowances).
R.“Plan” means the Big Lots Executive Severance Plan.
S.“Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or such other committee that administers the terms of this Plan.
T.“Release” means the comprehensive release and discharge of the Employer and all affiliated persons and entities from any and all claims, demands and causes of action relating to your employment with the Employer and termination thereof, other than as to any vested benefits to which you may be entitled under any Employer benefit plan, which will be in such form as may be prescribed by the Employer. The execution and non-revocation of any Release will be subject to Section VI (Compliance with Code Section 409A).
U.“Restricted Area” means the 50 mile radius surrounding any location in which a member of the Group is conducting the Group Business on the date your employment with the Employer terminates.
V.“Restriction Period” means the number of weeks following your termination of employment commensurate with your title as of your termination date and prior to any reduction that constitutes Constructive Termination, as is set forth in Appendix A of this Plan; provided, however, the Restriction Period shall equal the period through the payment date of any pro rata bonus, solely for purposes of Section IV.G (Death or Disability).
W.“Restrictive Covenants” means the restrictive covenant obligations set forth in Section V (Restrictive Covenants) of this Plan.
X.“Severance Factor” means the multiple of Pay commensurate with your title as of your termination date and prior to any reduction that constitutes Constructive Termination, as is set forth in Appendix A of this Plan.

III.	ELIGIBILITY
A.When You Are Eligible
You will be eligible to participate in this Plan if you meet the eligibility requirements set forth below and are an Executive on the date your employment is involuntarily terminated by the Employer without Cause, which shall include a Constructive Termination.
You are eligible for Plan benefits (as described in Section IV below) if: (1) you were employed by the Employer for a consecutive period of at least six months; (2) your employment is terminated by the Employer for any reason other than for Cause, including upon a Constructive Termination; (3) you and an officer of the Employer execute your Acknowledgement & Agreement; (4) you sign (except in the case of death) and do not revoke the Release; and (5) you agree to comply with the Restrictive Covenants.

The foregoing in no way limits the right of the Employer to terminate your employment and provide severance under other circumstances, in each case, as determined by the Employer in its sole and absolute discretion.
B.When You Are Not Eligible
Notwithstanding Section III.A (When You Are Eligible) above, you are not eligible for Plan benefits in any of the following circumstances:

1.	You voluntarily resign, including retirement, for any reason or no reason.

2.	You die or terminate employment on account of a Disability, except as set forth Section IV.G (Death or Disability) below.

3.	You are discharged involuntarily for Cause, or the Employer discovers within the six month period following your employment termination date that you engaged in conduct that constitutes Cause.

4.	You are paid severance benefits under the terms of a CIC Agreement.

5.	You do not execute or return the Acknowledgement & Agreement.

6.
Your termination of employment is related to a corporate transaction, such as a sale of assets (including the sale of a division or business unit) or a sale of stock, and you are offered employment by another entity involved in the transaction and such employment would not constitute a right to Constructive Termination.

7.	You are provided but do not execute, or you revoke, the Release or you fail to comply with the Restrictive Covenants.
Notwithstanding any provision of this Plan to the contrary, the Employer, in its sole discretion and acting as this Plan sponsor and not as a fiduciary, reserves the right to determine if you satisfy the eligibility requirements and conditions set forth in this Plan.

IV.	PLAN BENEFITS
A.Severance Pay
The amount of your severance pay will be equal to the product of (1) your Pay and (2) the Severance Factor applicable to you on your termination date and prior to any reduction that constitutes Constructive Termination.
B.Bonus Payment
You will be entitled to the prorated portion of any bonus that would have been earned (based on the payout percentage as in effect on your termination date commensurate with your title and prior to any reduction that constitutes Constructive Termination) for the fiscal year in which your termination of employment occurs had such termination not occurred, under the Big Lots 2006 Bonus Plan or such successor bonus plan. For the sake of clarity, the bonus will be prorated based on the number of days you were employed by the Employer from the beginning to the end of the applicable Performance Period, as established in accordance with the terms of the bonus plan, and will be paid, if at all, based on the bonus that would have been earned (based on the payout percentage as in effect on your termination date commensurate with your title and prior to any reduction that constitutes Constructive Termination) had such termination not occurred.
C.Outplacement Assistance Payment
You will be entitled to the outplacement assistance payment commensurate with your title as of your termination date and prior to any reduction that constitutes Constructive Termination, as is set forth in Appendix A of this Plan.
D.Payment
The severance pay, any bonus payment and the outplacement assistance payment will be reduced by amounts paid by the Employer under all federal, state and local tax or other applicable laws, or amounts paid by the Employer or to which you are entitled in connection with any statute, regulation, or agreement that relates to notice, severance, or separation benefits (including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act and any state or local statute concerning notice, severance or separation benefits). You will also be paid your accrued paid time off hours, less any hours used up through your termination of employment. Payment for accrued paid time off is not subject to execution and non-revocation of the Release.
Severance pay, any bonus payment and the outplacement assistance payment will be made from the general assets of the Employer. Severance payments will be paid in regular payroll installments commencing within 60 days after your termination of employment. Any bonus payment will be paid pursuant to the Big Lots 2006 Bonus Plan or such successor bonus plan terms. Outplacement assistance payments will be paid in a lump sum within 60 days after your termination of employment. All payments will be made subject to the Employer receiving a Release executed by you that you do not subsequently revoke.
E.Equity Treatment
You will be entitled to prorated vesting of all unvested, outstanding restricted stock awards granted on or before February 1, 2014, based on the number of days you were employed by the Employer from the Grant Date to the Outside Date, each as defined in the applicable restricted stock award agreement.
You will be entitled to prorated vesting of all unvested, outstanding restricted stock unit awards (including Dividend Equivalent rights, as defined in the applicable restricted stock unit award agreement) based on the number of days you were employed by the Employer from the Grant Date, as defined in the applicable restricted stock unit award agreement, to the latest date on which any portion of the restricted stock unit award may otherwise vest pursuant to the terms of the applicable award agreement. Any transfer of stock or cash pursuant to the above-described vesting of restricted stock unit awards will not occur until and after the Performance Trigger, as defined in the applicable restricted stock unit award agreement, is achieved and certified in accordance with the applicable equity compensation plan and award agreement.
The terms and provisions of this Section IV.E (Equity Treatment) shall amend and supersede the terms of your award agreement(s) with respect to any outstanding restricted stock award (granted on or before February 1, 2014) or any outstanding restricted stock unit award in all respects.
F.Health Coverage
The Employer shall provide you (and your dependents, if applicable), until the last day of the calendar month in which the Restriction Periods ends, continued medical, dental and vision coverage under the Employer’s health plans, upon substantially similar terms and conditions (including contributions required by you for such benefits) as existed immediately before your termination date (or, if more favorable to you, as such benefits and terms and conditions existed prior to any reduction that constitutes Constructive Termination). Such continued coverage will be provided to you on an after-tax basis and will be structured or paid to you in a manner as determined by the Employer to make you economically whole for the tax consequences of the continuation of benefits. Notwithstanding the foregoing, the Employer reserves the right to restructure the foregoing continued coverage arrangement in any manner as determined by the Employer in its sole and absolute discretion, which shall include a reimbursement arrangement or a lump sum payment equal to the value of the benefits you would otherwise have received. The COBRA health care continuation coverage period under Section 4980B of the Code shall run following any continued health coverage pursuant to this Section IV.F (Health Coverage), but you will bear all costs related to such continuation coverage.
G. Death or Disability
Notwithstanding Section III.A (When You Are Eligible) above, if you otherwise meet the eligibility requirements of this Plan and die or terminate employment on account of a Disability, you will not be eligible for any benefits set forth in this Section IV (Plan Benefits), but will be entitled to a prorated bonus for the fiscal year in which your employment terminated due to death or Disability, based on actual performance and prorated based on the number of days you were employed during the applicable fiscal year relative to the total number of days in the fiscal year. Any pro rata bonus paid to you will be paid in accordance with the terms of the Big Lots 2006 Bonus Plan or such successor bonus plan.
H.Non-Benefit Bearing Payments
Severance payments, any bonus payment and the outplacement assistance payment hereunder will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program. In the event that you die before receiving all of the payments due to you under this Plan, any remaining payments will be paid to your estate.

I.No Duplication of Benefits
In the event you are entitled to Plan benefits (as described in this Section IV) and to severance benefits under the Employment Agreements, you will be eligible to receive the greater of the aggregate benefits payable under this Plan or the aggregate benefits payable under the Employment Agreements, with no duplication of benefits between this Plan and the Employment Agreements. Any entitlement to the greater Plan benefits hereunder compared to the severance benefits under the Employment Agreements, will be subject to the eligibility requirements set forth in Section III.A (When You Are Eligible), which include, without limitation, the Restrictive Covenants set forth in Section V (Restrictive Covenants) below for the respective Restriction Period. In the event you are entitled to severance benefits solely under the Employment Agreements, the terms of such Employment Agreements and the severance provisions contained therein will control. For purposes of this Section IV.I (No Duplication of Benefits), the severance benefits under the Employment Agreements shall mean only those severance benefits arising from an involuntary termination without Cause (as defined in the Employment Agreements) or a Constructive Termination (as defined in the Employment Agreements) that gives rise to involuntary termination benefits, in each case, not related to a Change of Control (as defined in the Employment Agreements).

V.	RESTRICTIVE COVENANTS.
In consideration for your eligibility to participate in this Plan, and as a condition for your entitlement to the Plan benefits set forth herein, you agree to comply with the following Restrictive Covenants while you are employed by the Employer and, as set forth below, following the termination of your employment:
A.Confidentiality
You agree that your services to the Employer were of a special, unique, and extraordinary character, and that your position placed you in a position of confidence and trust with the Group’s customers and employees. You also recognize that your position with the Employer gave you substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Group would cause the Group to suffer substantial and irreparable damage. You recognize, therefore, that it is in the Employer’s legitimate business interest to restrict your use of Confidential Information and to limit any potential appropriation of Confidential Information by you for the benefit of the Group’s competitors and to the detriment of the Group. Accordingly, you agree that, while you are employed by the Employer and following the termination of your employment:
1.You will not reveal to any person or entity any of the trade secrets or confidential information of the Group or of any third party which a Group member is under an obligation to keep confidential (including but not limited to figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other information of a similar confidential nature regarding the business, operations, properties or personnel of the

Group) (“Confidential Information”) and you will keep secret all matters entrusted to you and will not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Group.
2.The above restrictions will not apply to: (i) information that at the time of disclosure is in the public domain through no fault of you; (ii) information received from a third party outside of the Group that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Group; (iv) information to the extent it is germane to the enforcement of your rights under this Plan and only if such disclosure is a necessary part of any procedure described in Section VII (Claims Procedure) below; or (v) information that may be required by law or an order of any court, agency, or proceeding to be disclosed, provided you will provide the Employer notice of any such required disclosure once you have knowledge of it and assist the Employer, at its expense, to the extent reasonable to obtain an appropriate protective order.
3.You will not take, use, or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Group or concerning any of its dealings or affairs, it being agreed that all of the foregoing will be and remain the sole and exclusive property of the Employer and that, on or before the date your employment terminates, you will deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.
4.You will not take or retain without written authorization any documents, files or other property of the Group, and that, on or before the date your employment terminates, you will return to the Employer any such documents, files or property in your possession or custody, including any copies thereof maintained in any medium or format. You recognize that all documents, files and property which you have received from the Group, including but not limited to strategy plans, research, customer lists, personnel information (other than as it pertains to you), handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which you might be entitled following the termination of your employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that you have no claim or right to the continued use, possession or custody of such documents, files, or property following the termination of your employment.
B.Non-Competition
You agree that, while you are employed by the Employer and continuing until the end of the Restriction Period, you will not, without the prior written approval of the Company, whether alone or as a partner, officer, director, consultant, agent, employee, or stockholder of any company, business or other commercial enterprise, directly or indirectly, within the Restricted Area:
1.    engage in the Group Business for your own account; or
2.    render any services to any person engaged in the Group Business or to any Competitor (as defined in your Acknowledgement & Agreement).

The foregoing prohibitions will not prevent your employment or engagement by any company, business or other commercial enterprise, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Group Business or for any Competitor (as defined in your Acknowledgement & Agreement).
C.Non-Solicitation
You agree that, while you are employed by the Employer and continuing until the end of the Restriction Period, you will not, directly or indirectly: (1) solicit (or facilitate the solicitation of) any supplier to become a supplier of any other person, firm or corporation with respect to products then sold or under development by the Group; (2) induce or influence (or facilitate the inducement or influence of) any supplier of products to the Group to discontinue or reduce the extent of its relationship with the Group (except during your employment and with the good faith objective of advancing the Group’s business interests); or (3) solicit or recruit (or facilitate the solicitation or recruitment of) any employee of the Group to work for you or a third party other than a Group member (excluding the use of newspaper or similar print or electronic solicitations of general circulation).
D.Non-Disparagement
You agree that, while you are employed by the Employer and following the termination of your employment, you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about any Group member or their respective directors, officers, products and/or services. However, nothing in this Plan will preclude you: (1) from making comments or remarks that are required to discharge your duties to the Employer during your employment, or are germane (but only to the extent that it is germane) to the enforcement of your rights under this Plan and only as a necessary part of any proceeding under Section VII (Claims Procedure) below; or (2) testifying truthfully in any forum (subject to the conditions of Section V.E. (Post-Termination Cooperation) below).
E.Post-Termination Cooperation
You agree that, while you are employed by the Employer and following the termination of your employment, you will cooperate with the Employer as reasonably needed to transition your employment and related projects, including any legal proceedings that may arise related to your employment as reasonably requested by the Employer. Unless compelled to do so by lawfully-served subpoena or court order, or to the extent it is germane to the enforcement of your rights under this Plan and only as a necessary part of any proceedings under Section VII (Claims Procedure) below, you agree not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator), current or former employee, member of the media (including print, television, radio or electronic media), or governmental agency or official relating to any pending or threatened lawsuit, investigation or other matter about which you have knowledge or information, except in cooperation with a Group member. If contacted to provide any such statement, testimony, information or other communication, you agree to promptly notify the Company’s General Counsel, except to the extent you are prevented from doing so by law, regulation or court or administrative order.

Your cooperation (including pursuant to Section V.A.2. (Confidentiality) above) during your employment and during your Restriction Period shall be without additional compensation (other than reimbursement for reasonable associated expenses). If your cooperation (including pursuant to Section V.A.2. (Confidentiality) above) is required after your Restriction Period has ended, then you shall be compensated for time spent at an hourly rate representative of your base salary as in effect on your termination date, plus all reasonable associated expenses.

VI.	COMPLIANCE WITH CODE SECTION 409A
This Plan is intended to meet the requirements of the separation pay plan exemption under Code section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code section 409A, then this Plan will be operated in compliance with the applicable requirements of Code section 409A and its corresponding regulations. Any payment from this Plan that is subject to the requirements of Code section 409A may only be made in a manner and upon an event permitted by Code section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service” under Code section 409A.
All reimbursements and in-kind benefits provided under this Plan will be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the following requirements:
A.Any reimbursement will be for expenses incurred during your lifetime (or during a shorter period of time specified in this Plan).
B.The amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year.
C.The reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred.
D.The right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
Each payment made under this Plan will be treated as a separate payment for purposes of Code section 409A, and the right to a series of installment payments under this Plan will be treated as a right to a series of separate payments for purposes of Code section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Plan. In no event may the timing of your execution of the Release, directly or indirectly, result in you designating the calendar year during which a payment under this Plan may commence, and if a payment that is subject to execution of the Release could commence in more than one taxable year, the payments will commence in the later taxable year.

VII.	CLAIMS PROCEDURE
A.Adverse Benefit Determinations
If you have been determined to be eligible to receive Plan benefits, then you may contest the administration of the benefits by completing and filing a written claim for reconsideration with the Plan Administrator within 1 year of the date of termination of your employment. If the Plan Administrator denies a claim in whole or in part, then the Plan Administrator will provide notice to you, in writing, within 60 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial period of time and the extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.
B.Denial of Claim Notice
The written notice of a denial of a claim will set forth, in a manner calculated to be understood by you:

1.	The specific reason or reasons for the denial;

2.	Reference to the specific Plan provisions on which the denial is based;

3.	A description of any additional material or information necessary for you to perfect the claim and an explanation as to why such information is necessary; and

4.
An explanation of this Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

C.Appeal of Adverse Benefit Determinations
You or your duly authorized representative will have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. You or your duly authorized representative may:

1.	Request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	Submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	Examine this Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to your claim for benefits.

The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by you or your duly authorized representative relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial period and the extension notice will indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.
D.Appeal Determination Notice
The written notice of the determination of the Plan Administrator will set forth, in a manner calculated to be understood by you:

1.	The specific reason or reasons for the decision;

2.	Reference to the specific Plan provisions on which the decision is based;

3.	Your right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	A statement of your right to bring a civil action under section 502(a) of ERISA.
E.Actions Following Final Determination
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or another interested person challenges a decision of the Plan Administrator, then a review by the court of law will be limited to the facts, evidence, and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or the other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived. Any lawsuit seeking benefits or to enforce or clarify rights under this Plan must be filed by the earlier of: (1) 6 months following the date the terminated employee’s claim is denied in accordance with the claims procedure set forth above or (2) 24 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based.

VIII.	PLAN ADMINISTRATION
The Plan Administrator may delegate to any person, committee or entity any or all of its power or duties under the Plan. The authority and duties of the Plan Administrator are described in this Section VIII (Plan Administration) and in such charters or other documents as may be adopted from time to time.
The Plan Administrator will be the sole judge of the application and interpretation of this Plan, and will have the discretionary authority to construe the provisions of this Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Employer). Notwithstanding the foregoing, the Plan Administrator will also have the discretionary authority described above when appropriate in its role as claims administrator and to fulfill its duties under Section VII (Claims Procedure) above. The Plan Administrator will correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan. The decisions of the Plan Administrator in all matters relating to this Plan that are within the scope of the Plan Administrator’s respective authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

IX.	SECTION 4999
Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer (pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), and (B) the reduction of the amounts payable to you under this Plan to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to you under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap. To the extent necessary to fall within the Safe Harbor Cap, the amounts payable or benefits to be provided to you will be reduced such that the economic loss to you as a result of the reduction is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a more favorable after-tax result to you, no amounts payable under this Plan shall be reduced pursuant to this provision.

X.	AMENDMENT AND TERMINATION OF THIS PLAN
The Compensation Committee may amend or terminate this Plan, in whole or in part, at any time and for any reason; provided, however, that no such amendment or termination that adversely affect your rights with respect to this Plan shall become effective prior to: (1) the second anniversary of any action taken by the Compensation Committee to amend or terminate this Plan; and (2) the second anniversary of the effective date of any Change in Control. For the avoidance of doubt, if the Compensation Committee takes action to amend or terminate this Plan and within the two year period thereafter a Change in Control occurs, the amendment or termination will be effective on the second anniversary of the Change in Control. Notwithstanding the foregoing, no amendment or termination of this Plan will adversely affect your rights with respect to the Plan benefits triggered pursuant to Section IV (Plan Benefits) before the effective date of any amendment or termination of this Plan or a Change in Control, even though such benefits are schedule to be paid after such effective date.

XI.	NONALIENATION OF BENEFITS
You do not have the power to transfer, assign, anticipate, mortgage, or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment, or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event you attempt to assign, transfer, or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer, or disposition will be null and void.

XII.	SUCCESSORS AND ASSIGNMENT
The Company will use commercially reasonable efforts to require any successor to expressly assume and agree to perform the obligations of the Employer under this Plan. As a result, this Plan, and the obligations thereunder, may be assigned without your consent to such successor; provided that, if assumed by a successor, all obligations and liabilities hereunder shall be the sole responsibility of the successor.

XIII.	General Information
A.Plan Number: 003
B.Company’s Employer Identification Number: 06-1119097
C.Plan Administrator:     Compensation Committee of the Board of Directors
c/o Big Lots, Inc.
300 Phillipi Road
P.O. Box 28512
Columbus, OH 43228
D.Agent for Service of Legal Process: The Company’s General Counsel at the address above.
E.Plan Year: This Plan’s fiscal records are kept on the basis of the Company’s fiscal year.

APPENDIX A
APPLICABLE SEVERANCE PAY & RESTRICTION PERIOD
In the event you are involuntarily terminated by the Employer without Cause, including a Constructive Termination, and you are otherwise determined by the Employer to be eligible for severance pay in accordance with the terms of this Plan, the severance pay and Restriction Period will be determined in accordance with the following schedule:

Title	Severance Factor	Restriction Period	Outplacement Assistance Payment
Department Director	0.5	26 weeks	—
Vice President	1.0	52 weeks	$15,000
Senior Vice President (not reporting directly to the CEO)	1.5	78 weeks	$20,000
President (if not also the CEO), Executive Vice President, or Senior Vice President (reporting directly to the CEO)	2.0	104 weeks	$25,000
Chief Executive Officer	2.0	104 weeks	$40,000